Household Finance Corporation
Household Revolving Home Equity Loan
Revolving Home Equity Loan Asset Backed Certificates - Series 1996-1
P & S Agreement Date: May 1, 1996
Original Settlement Date: May 23, 1996
Series Number of Class A-1 Certificates: 441919AJ6
Series Number of Class A-2 Certificates: N/A
Original Sale Balance: $819,278,000

Sum of 1/20/2001 - 12/20/2001
2001 AGGREGATE PAYMENTS	Distribution Dates

Distribution Date	Total 2001 (1)

Class A-1 Interest Distributed	6,300,947.96
Investor Principal Distribution A-1	44,056,004.52